Free Writing Prospectus to Preliminary Terms No. 1,439

Registration Statement Nos. 333-250103; 333-250103-01

Dated April 28, 2021; Filed pursuant to Rule 433

Morgan Stanley

5-Year Worst-of SX5E and EFA Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	EURO STOXX 50® Index (SX5E) and iShares® MSCI EAFE ETF (EFA)
Leverage factor:	120% to 135%
Buffer amount:	20% of principal (80% maximum loss)[1]
Pricing date:	May 25, 2021
Valuation date:	May 26, 2026
Maturity date:	May 29, 2026
CUSIP:	61771VXU9
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000183988221006398/ms1439_fwp-04157.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be either underlying. The graph and table

Change in Worst Performing Underlying	Return on Buffered PLUS
+60.00%	72.00%*
+50.00%	60.00%*
+40.00%	48.00%*
+30.00%	36.00%*
+20.00%	24.00%*
+10.00%	12.00%*
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-21.00%	-1.00%
-30.00%	-10.00%
-40.00%	-20.00%
-50.00%	-30.00%
-60.00%	-40.00%
-70.00%	-50.00%
-80.00%	-60.00%
-90.00%	-70.00%
-100.00%	-80.00%
*Assumes a leverage factor of 120%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered PLUS

•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount.
•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.
•	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	The amount payable on the Buffered PLUS is not linked to the values of the underlyings at any time other than the valuation date.
•	Investing in the Buffered PLUS is not equivalent to investing in either underlying or the stocks composing the SX5E Index or the MSCI EAFE IndexSM.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.
•	The estimated value of the Buffered PLUS is $899.10 per Buffered PLUS, or within $49.10 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.
•	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Underlyings

•	You are exposed to the price risk of both underlyings.
•	Because the Buffered PLUS are linked to the performance of the worst performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered PLUS were linked to just one underlying.
•	There are risks associated with investments in securities linked to the value of foreign equity securities.
•	The Buffered PLUS are subject to currency exchange risk.
•	Adjustments to the SX5E Index could adversely affect the value of the Buffered PLUS.
•	Adjustments to the EFA Shares or the index tracked by the EFA Shares could adversely affect the value of the Buffered PLUS.
•	The performance and market price of the EFA Shares, particularly during periods of market volatility, may not correlate with the performance of the EAFE Index, the performance of the component securities of the EAFE Index or the net asset value per share of the EFA Shares.
•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the EFA Shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.